Exhibit 99.1

NEWS RELEASE

100 Glenborough Drive	Contact: Greg Panagos: 281-872-3125
Suite 100	Investor_Relations@nobleenergyinc.com
Houston, TX 77067
NOBLE ENERGY ANNOUNCES FIRST QUARTER 2006 RESULTS
Net Income and Discretionary Cash Flow More Than Double Versus 2005
HOUSTON (May 2, 2006) — Noble Energy, Inc. (NYSE: NBL) today reported its highest ever quarterly net income of $226.1 million for the first quarter 2006, an increase of 106 percent compared to $110.0 million reported for the first quarter last year. Earnings per basic share was $1.28 compared to 93 cents for the first quarter of 2005. Discretionary cash flow (non-GAAP measure, see Schedule 2 — Determination of Discretionary Cash Flow and Reconciliation) for the first quarter was $504.0 million, a 129 percent increase over $220.4 million for the first quarter of 2005. Net cash provided by operating activities was $527.5 million. Capital expenditures for the quarter totaled $263.0 million excluding the acquisition of United States Exploration, Inc.
Noteworthy operating items for the first quarter 2006 include:
•	Successful completion of the acquisition of United States Exploration, Inc. in March

•	Daily equivalent sales volumes increase of 77 percent versus first quarter 2005

•	Early production from the Ticonderoga deepwater Gulf of Mexico development

•	Successful exploration well (Redrock) in the deepwater Gulf of Mexico
Charles D. Davidson, the company’s Chairman, President and CEO, said, “Our first quarter results continued our company’s trend of delivering outstanding operating and financial performance. Over the past two years, strong organic growth came from international developments in Equatorial Guinea, Israel, China and Ecuador. In 2006, substantial organic growth will come from North America. Our deepwater Gulf of Mexico program is proving to be a substantial contributor with Swordfish, Lorien and Ticonderoga adding new production this year. In addition, our recently announced Redrock discovery and our current exploration well at Raton offer potentially significant upside from our current deepwater portfolio. Onshore in North America, our recent acquisition of United States Exploration will enhance our continuing successful operations in the Wattenberg field, while our Piceance, Buffalo Wallow and Billy Rose programs are adding to our already substantial onshore production.”
First quarter 2006 sales volumes increased 77 percent to 186,453 barrels of oil equivalent per day (Boepd), compared to 105,051 Boepd for the first quarter last year. Liquids sales volumes were 80,630 barrels per day (Bpd) compared to 46,583 Bpd for the first quarter of 2005. Natural gas sales volumes were 634,937 million cubic feet per day (MMcfpd) compared to 350,807 MMcfpd last year. Pretax hedge losses of $107.3 million, $69.7 million after tax, lowered realized crude oil and natural gas prices $7.73 per barrel and 90 cents per thousand cubic feet (Mcf), respectively.
North America sales volumes increased 113 percent over the first quarter last year, primarily as a result of the acquisition of Patina Oil & Gas, which closed May 16, 2005. Production from Noble Energy’s Swordfish and Ticonderoga deepwater developments, which commenced in October 2005 and February 2006, respectively, contributed approximately 12,000 Boepd during the first quarter of 2006.
International sales volumes increased 40 percent compared to the first quarter of 2005. The increase in international sales volumes was primarily attributable to increased production associated with the Phase 2B liquids expansion project in Equatorial Guinea. Increased natural gas sales in Israel also contributed to increased international sales volumes.

NORTH AMERICA
North America reported pre-tax operating income for the first quarter of $187.5 million, an increase of $106.8 million, or 132 percent, compared to operating income of $80.7 million for the first quarter last year.
Operations benefited from higher sales volumes and higher realized prices during the quarter. First quarter sales volumes increased to 114,296 Boepd from 53,677 Boepd for the same period last year. Liquids sales volumes were 37,205 Bpd compared to 17,927 Bpd for the first quarter of 2005. Natural gas sales volumes were 462,547 MMcfpd compared to 214,500 MMcfpd last year. The average liquids price was $42.20 per Bbl compared to $38.60 per Bbl during the first quarter of 2005. The average realized natural gas price was $6.96 per Mcf compared to $6.54 per Mcf last year.
During the first quarter, the company had 22 drilling rigs running onshore (nine in the Rocky Mountains, 10 in the Mid-continent and three in the Gulf Coast) and 52 workover rigs (27 in the Rocky Mountains and 20 in the Mid-continent and five in the Gulf Coast). Noble Energy plans to drill 778 onshore wells in 2006, of which 53 are to be drilled in the Gulf Coast, 480 are planned for the Rocky Mountains and 245 for the Mid-continent. The company also plans approximately 950 refrac and recompletion projects for 2006, most of which will be in the Wattenberg field.
Noble Energy continues to experience strong growth in the deepwater Gulf of Mexico, where the company has three significant projects that recently began producing. The first of three wells at the company’s Swordfish project began production in October. The second project, Ticonderoga, began producing in February 2006. The remaining project, Lorien, began producing during April 2006.
In January 2006, Noble Energy entered into an acreage earning agreement with Teton Energy Corporation. Under the terms of the agreement, Noble Energy will earn a 75 percent working interest in approximately 184,000 acres in the D-J basin by drilling 20 wells on or before March 1, 2007. Upon completion of the first 20 wells, Noble Energy and Teton will split all costs associated with future drilling according to each party’s working interest. The acreage included in this agreement is near Noble Energy’s Wattenberg field and is northeast of Noble Energy’s current operations in the Niobrara producing trend in Yuma County, Colorado.
On March 29, 2006, Noble Energy closed on its agreement to acquire U.S. Exploration Holdings, Inc. for $412 million. The acquisition significantly expands the company’s operations in its core Wattenberg field, adding 65,000 net acres to the 218,000 net acres Noble Energy currently owns. Total proved reserves and probable and possible resources are estimated to be approximately 465 billion cubic feet equivalent (Bcfe). Production is expected to grow from the current rate of approximately 20 million cubic feet equivalent per day (MMcfepd) to about 70 MMcfepd by the end of 2007.
INTERNATIONAL OPERATIONS
International operations reported operating income for the first quarter of $211.3 million, an increase of $96.4 million, or 84 percent, compared to $114.9 million in the first quarter last year. First quarter 2006 sales volumes increased 40 percent to 72,157 Boepd from 51,374 Boepd last year. Liquids sales volumes were 43,425 Bpd compared to 28,656 Bpd for the first quarter of 2005. Natural gas sales volumes were 172,390 MMcfpd compared to 136,307 MMcfpd last year.
Equatorial Guinea
Total operating income in Equatorial Guinea increased 137 percent to $147.9 million compared to $62.4 million last year. Total sales volumes in Equatorial Guinea were 40,472 Boepd, net to Noble Energy’s interest, compared to 21,435 Boepd during the first quarter of 2005.
Condensate and natural gas sales, exclusive of the Alba Plant, LLC, accounted for $108.2 million, or 73 percent, of operating income from Equatorial Guinea. First quarter 2006 net condensate and natural gas sales volumes averaged

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32,348 Boepd compared to 20,638 Boepd last year. The average realized price for condensate during the first quarter was $58.46 per Bbl compared to $44.72 per Bbl for the same period last year.
Alba Plant, LLC reported $27.1 million of income from liquefied petroleum gas and condensate sales, net to Noble Energy’s interest, compared to $3.3 million during the first quarter 2005. Net Alba Plant, LLC condensate and LPG sales totaled 8,124 Bpd compared to 797 Bpd for the same period last year. The increase in operating income and production for Alba Plant, LLC reflects the completion and ramp up to full production of the Phase 2B expansion. The average Alba Plant, LLC realized price during the first quarter was $45.07 per Bbl compared to $32.57 per barrel for the same period last year.
Income from methanol operations was $12.5 million, net to Noble Energy’s interest, compared to $16.6 million during the first quarter 2005. First quarter 2006 income from methanol operations declined relative to the same period last year due to lower methanol sales as inventory was built up in anticipation of a 46 day plant turnaround and expansion scheduled to begin during the first week of May. The company’s share of methanol sales volumes was 34.1 million Gal compared to last year’s 43.1 million Gal. First quarter realized methanol prices were 82 cents per gallon (Gal).
North Sea
In the North Sea, operating income for the first quarter of 2006 was $25.7 million compared to $19.7 million last year. In the U.K. sector of the North Sea, the Dumbarton development was sanctioned during the fourth quarter 2005. Noble Energy expects production from Dumbarton to commence during the first quarter of 2007, with net production averaging 9,000 Boepd during 2007.
Israel
First quarter operating income was $14.7 million compared to $10.5 million for the same period in 2005. Natural gas production, net to Noble Energy, averaged 82.6 MMcfpd for the first quarter 2006, compared to 58.7 MMcfpd last year. The increased natural gas sales reflect the conversion of the Eshkol power plant’s natural gas turbine from a simple-cycle peaking unit to a combined-cycle base load unit. The average realized natural gas price during the first quarter 2006 was $2.66 per thousand cubic feet (Mcf) compared to $2.78 per Mcf for the same period last year. Lease operating expense averaged 29 cents per Mcf and DD&A averaged 43 cents per Mcf.
Argentina, China, Ecuador and Suriname
Argentina, China, Ecuador and Suriname combined recorded first quarter 2006 operating income of $23.0 million compared to $22.3 million for first quarter last year.
Noble Energy’s Machala power plant contributed $7.3 million of operating income during the first quarter 2006 compared to $10.2 million for the same period last year, reflecting a decline in the average electricity sales price of 2.5 cents per kilowatt hour (Kwh) to 7.8 cents per Kwh. For the quarter, electricity sales totaled 229,703 megawatt hours. Noble Energy produced 26.3 MMcfpd of natural gas from the Amistad field during the first quarter of 2006.
In China, first quarter operating income was $15.1 million. Net production in China averaged 4,186 barrels of oil per day for the first quarter. Net production in Argentina averaged 3,681 Boepd for the first quarter.
Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including Colorado’s Wattenberg field, the Mid-continent region of western Oklahoma and the Texas Panhandle, the San Juan basin in New Mexico, the Gulf Coast and the Gulf of Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea, the North Sea and Suriname. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com.

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This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves. We use certain terms in this press release, such as “resources,” “estimated resource range,” “resource potential” and “potential resources,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosures and risk factors in our Forms 10-K and 10-Q, File No. 1-16619, available from Noble Energy’s offices or website, www.nobleenergyinc.com. These forms can also be obtained from the SEC by calling 1-800-SEC-0330.
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SCHEDULE 1
NOBLE ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED SUMMARY OF RESULTS
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended
	3/31/2006	3/31/2005
REVENUES
Oil and Gas Sales and Royalties	$646,252	$315,244
Gathering, Marketing and Processing	8,183	11,483
Electricity Sales	17,912	21,591
Income from Equity Method Investments	39,650	19,894

Total Revenues	711,997	368,212

COST AND EXPENSES
Oil and Gas Operations	62,602	32,680
Workovers and Repairs	19,591	3,240
Production and Ad Valorem Taxes	25,453	9,220
Transportation	5,061	3,668
Oil and Gas Exploration	32,022	23,657
Gathering, Marketing and Processing	5,502	8,237
Electricity Generation	10,626	11,439
Depreciation, Depletion and Amortization	124,465	70,279
Selling, General and Administrative	35,398	15,168
Accretion of Asset Retirement Obligation	3,318	2,551
Interest, Net of Capitalized Interest	33,168	11,732
Deferred Compensation Adjustment	9,176	—
Other Expense (Income), Net	(3,738)	1,859

Total Costs and Expenses	362,644	193,730

INCOME BEFORE INCOME TAXES	349,353	174,482
INCOME TAX PROVISION (BENEFIT)
Current	67,806	53,367
Deferred	55,460	11,147

	123,266	64,514

NET INCOME	$226,087	$109,968

Earnings Per Share
Basic	$1.28	$0.93
Diluted	$1.26	$0.92

Weighted Average Number of Shares Outstanding
Basic	176,136	118,166
Diluted	180,099	120,278

SCHEDULE 2
NOBLE ENERGY, INC. AND SUBSIDIARIES
DETERMINATION OF DISCRETIONARY CASH FLOW AND RECONCILIATION
(Unaudited) (Dollars in thousands)

	Three Months Ended
	3/31/2006	3/31/2005
Net Income	$226,087	$109,968
Depreciation, Depletion and Amortization (DD&A)	124,465	70,279
Power Project DD&A	4,151	4,308
Oil and Gas Exploration	32,022	23,657
Interest Capitalized	(1,455)	(4,861)
Income from Equity Method Investments	(39,650)	(19,894)
Distributions & Dividends from Equity Method Investees	56,023	18,855
Deferred Compensation Adjustment	9,176	—
Deferred Income Tax Provision	55,460	11,147
Accretion of Asset Retirement Obligation	3,318	2,551
Allowance for Doubtful Accounts	—	1,030
Stock Based Compensation	3,154	526
Loss on Derivative Instruments	30,686	2,643
Other	581	165

DISCRETIONARY CASH FLOW [1]	504,018	220,374

Adjustments to Reconcile:
Working Capital	83,678	(9,288)
Cash Exploration Costs	(19,148)	(9,891)
Capitalized Interest	1,455	(4,114)
Deferred Tax, Misc. Credits and Other	(42,494)	7,444

Net Cash Provided by Operating Activities	$527,509	$204,525

[1]	The table above reconciles discretionary cash flow to net cash provided by operating activities. While discretionary cash flow is not a GAAP measure of financial performance, management believes it is a good tool for internal use and the investment community in evaluating the company’s overall financial performance. Among management, professional research analysts, portfolio managers and investors following the oil and gas industry, discretionary cash flow is broadly used as an indicator of a company’s ability to fund exploration and production activities and meet financial obligations. Discretionary cash flow is also commonly used as a basis to value and compare companies in the oil and gas industry.
CONSOLIDATED CONDENSED BALANCE SHEET
(Unaudited) (Dollars in thousands)

	3/31/2006	12/31/2005
ASSETS
Current Assets	$1,182,030	$1,175,511

Property, Plant and Equipment	9,177,000	8,481,295
Less: Accumulated Depreciation	(2,357,807)	(2,282,379)

Net Property, Plant and Equipment	6,819,193	6,198,916
Equity Method Investments	404,607	420,362
Other	224,363	220,376
Goodwill	929,145	862,868

Total Assets	$9,559,338	$8,878,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$1,222,199	$1,240,145
Long-term Debt	2,140,603	2,030,533
Deferred Income Taxes, non-current	1,433,450	1,201,191
Other Deferred Credits and Non-current Liabilities	1,279,913	1,316,020

Total Liabilities	6,076,165	5,787,889
Shareholders’ Equity	3,483,173	3,090,144

Total Liabilities and Shareholders’ Equity	$9,559,338	$8,878,033

SCHEDULE 3
NOBLE ENERGY, INC.
INCOME BEFORE INCOME TAXES
(Unaudited) (Dollars in thousands)
Three Months Ended 03/31/06

					Equatorial			Other		Corporate
	Consolidated	North America		North Sea	Guinea		Israel	International [1]		and Other [2]
REVENUES
Oil Sales	$327,075	$141,320		$28,179	$122,306		$—	$35,270		$—
Gas Sales [3]	319,177	289,536		8,108	1,733		19,759	41		—
Equity Investee Liquids Sales	—	—		—	32,956		—	—		(32,956)
Equity Investee Methanol Sales	—	—		—	27,985		—	—		(27,985)
Gathering, Marketing and Processing	8,183	—		—	—		—	—		8,183
Electricity Sales	17,912	—		—	—		—	17,912		—
Inc. from Equity Method Investments	39,650	—		—	—		—	—		39,650

Total Revenues	711,997	430,856		36,287	184,980		19,759	53,223		(13,108)

COSTS AND EXPENSES
Oil and Gas Operations	82,193	65,720	[6]	2,333	7,547		2,123	4,227		243
Production & Ad Valorem Taxes	25,453	22,077		—	—		—	3,233		143
Transportation	5,061	3,375		1,493	—		—	193		—
Oil and Gas Exploration	32,022	20,341		4,472	2,321		32	2,361		2,495
Gathering, Marketing and Processing	5,502	—		—	—		—	—		5,502
Equity Investee Liquids Expense	—	—		—	5,853		—	—		(5,853)
Equity Investee Methanol Expense	—	—		—	15,438		—	—		(15,438)
Electricity Generation	10,626	—		—	—		—	10,626		—
DD&A	124,465	104,692		1,874	6,115		3,199	6,598		1,987
SG&A	35,398	13,321		627	1		11	1,750		19,688
Accretion Expense	3,318	2,836		291	26		106	59		—
Interest Expense (net)	33,168	—		—	—		—	—		33,168
Deferred Compensation	9,176	—		—	—		—	—		9,176
Other Expense/(Income) net	(3,738)	10,955		(466)	(213)		(440)	1,180		(14,754)

Total Costs and Expenses	362,644	243,317		10,624	37,088		5,031	30,227		36,357

OPERATING INCOME (LOSS)	$349,353	$187,539		$25,663	$147,892		$14,728	$22,996		$(49,465)

Key Statistics
Daily Sales Volumes
Liquids (Bbl)	72,506	37,205		4,255	23,246		—	7,800		—
Natural Gas (Mcf)	634,937	462,547		8,485	54,613	[3]	82,556	26,736	[5]
Equity Investee Liquids (Bbl)	8,124	—		—	8,124	[4]		—		—
Equity Investee Methanol (MGal)	34	—		—	34		—	—		—

Average Realized Price
Liquids	$50.12	$42.20		$73.59	$58.46		—	$50.24		—
Natural Gas	$5.83	$6.96		$10.62	$0.35		$2.66	$1.09		—
Equity Investee Liquids	$45.07	—		—	$45.07		—	—		—
Equity Investee Methanol	$0.82	—		—	$0.82		—	—		—

[1]	Other international includes operations in Argentina, China, Ecuador and Suriname.

[2]	Corporate and Other includes corporate overhead, intercompany eliminations and marketing.

[3]	Natural gas in Equatorial Guinea is under contract for $0.25 per MMBTU through 2026 to a methanol plant and an LPG plant. Both of these plants are owned by affiliated entities accounted for under the equity method of accounting.

[4]	Equity Investee Liquids volumes include condensate and natural gas liquids of 1,070 Bpd and 7,054 Bpd, respectively. These volumes are included in Equatorial Guinea sales volumes and Equity Investee Liquids sales revenue.

[5]	Ecuador natural gas volumes are included in Other International and Consolidated sales volumes, but are not included in natural gas sales revenue for either. Because the gas-to-power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.

[6]	Includes approximately $14.4 of hurricane related repair expenses.

SCHEDULE 4
NOBLE ENERGY, INC.
INCOME BEFORE INCOME TAXES
(Unaudited) (Dollars in thousands)

	Three Months Ended 03/31/05

				Equatorial			Other		Corporate
	Consolidated	North America	North Sea	Guinea		Israel	International [1]		and Other [2]
REVENUES
Oil Sales	$168,384	$62,281	$24,372	$53,650		$—	$28,081		$—
Gas Sales [3]	146,860	126,327	4,860	997		14,676	—		—
Equity Investee Liquids Sales	—	—	—	2,339		—	—		(2,339)
Equity Investee Methanol Sales	—	—	—	34,170		—	—		(34,170)
Gathering, Marketing and Processing	11,483	—	—	—		—	—		11,483
Electricity Sales	21,591	—	—	—		—	21,591		—
Inc. from Equity Method Investments	19,894	—	—	—		—	—		19,894

Total Revenues	368,212	188,608	29,232	91,156		14,676	49,672		(5,132)

COSTS AND EXPENSES
Oil and Gas Operations	35,920	21,672	3,062	5,321		1,891	4,167		(193)
Production & Ad Valorem Taxes	9,220	6,144	—	—		—	2,925		151
Transportation	3,668	2,029	1,497	—		—	142		—
Oil and Gas Exploration	23,657	17,850	1,674	1,383		82	1,425		1,243
Gathering, Marketing and Processing	8,237	—	—	—		—	—		8,237
Equity Investee Liquids Expense	—	—	—	(946)		—	—		946
Equity Investee Methanol Expense	—	—	—	17,561		—	—		(17,561)
Electricity Generation	11,439	—	—	—		—	11,439		—
DD&A	70,279	51,832	2,872	5,146		2,560	6,441		1,428
SG&A	15,168	4,052	454	167		21	839		9,635
Accretion Expense	2,551	2,174	279	9		55	34		—
Interest Expense (net)	11,732	—	—	—		—	—		11,732
Other Expense/(Income) net	1,859	2,188	(257)	92		(427)	(48)		311

Total Costs and Expenses	193,730	107,941	9,581	28,733		4,182	27,364		15,929

OPERATING INCOME (LOSS)	$174,482	$80,667	$19,651	$62,423		$10,494	$22,308		$(21,061)

Key Statistics
Daily Sales Volumes
Liquids (Bbl)	45,786	17,927	5,778	13,332		—	8,749		—
Natural Gas (Mcf)	350,807	214,500	9,283	43,833	[3]	58,657	24,534	[5]	—
Equity Investee Liquids (Bbl)	797	—	—	797	[4]	—	—		—
Equity Investee Methanol (MGal)	43	—	—	43		—	—		—

Average Realized Price
Liquids	$40.86	$38.60	$46.87	$44.72		—	$35.66		—
Natural Gas	$5.00	$6.54	$5.82	$0.25		$2.78	—		—
Equity Investee Liquids	$32.57	—	—	$32.57		—	—		—
Equity Investee Methanol	$0.79	—	—	$0.79		—	—		—

[1]	Other international includes operations in Argentina, China, Ecuador and Suriname.

[2]	Corporate and Other includes corporate overhead, intercompany eliminations and marketing.

[3]	Natural gas in Equatorial Guinea is under contract for $0.25 per MMBTU through 2026 to a methanol plant and an LPG plant. Both of these plants are owned by affiliated entities accounted for under the equity method of accounting.

[4]	Equity Investee Liquids volumes include condensate and natural gas liquids of 155 Bpd and 642 Bpd, respectively. These volumes are included in Equatorial Guinea sales volumes and Equity Investee Liquids sales revenue.

[5]	Ecuador natural gas volumes are included in Other International and Consolidated sales volumes, but are not included in natural gas sales revenue for either. Because the gas-to-power project in Ecuador is 100 percent owned by Noble Energy, intercompany natural gas sales are eliminated for accounting purposes.

SCHEDULE 5
ECUADOR POWER OPERATIONS
(Unaudited) (Dollars in thousands)

	Three Months Ended
	3/31/2006	3/31/2005
REVENUES
Power Sales	$15,749	$19,474
Capacity Charge	2,163	2,117

Total Revenues	17,912	21,591

COSTS AND EXPENSES
Field
Lease Operating	638	596
DD&A	3,011	3,249
SG&A	711	619
Plant
Fuel & Other Operating Costs	3,595	4,312
Depreciation	1,141	1,059
SG&A	1,530	1,604

Total Costs and Expenses	10,626	11,439

OPERATING INCOME	$7,286	$10,152

Natural Gas Production (Mcfpd)	26,321	24,534
Average Natural Gas Price	$3.76	$3.32

Power Production — Total MW	229,703	208,771
Average Power Price ($/Kwh)	$0.078	$0.103

SCHEDULE 6
INCOME FROM EQUITY METHOD INVESTMENTS
METHANOL OPERATIONS [1]
(Unaudited) (Dollars in thousands)

	Three Months Ended
	3/31/2006	3/31/2005
REVENUES
Methanol Sales	$27,985	$34,170
Other	1,775	1,649

Total Revenues	29,760	35,819

COSTS AND EXPENSES
Cost of Goods Manufactured	10,455	12,050
DD&A	2,387	2,296
SG&A	521	545

Total Costs and Expenses	13,363	14,891

INCOME TAX PROVISION	3,850	4,319

INCOME/(LOSS) FROM UNCONS. SUBS.	$12,547	$16,609

Methanol Sales (MGal)	34,109	43,076
Average Realized Price ($/Gal)	$0.82	$0.79

ALBA PLANT [1]
(Unaudited) (Dollars in thousands)

	Three Months Ended
	3/31/2006	3/31/2005
REVENUES
LPG Plant Sales	$32,956	$2,339
Other	712	2,365

Total Revenues	33,668	4,704

COSTS AND EXPENSES
LPG Plant Expenses	4,915	1,157
DD&A	1,650	188
SG&A	0	0

Total Costs and Expenses	6,565	1,345

INCOME TAX PROVISION	—	74

INCOME/(LOSS) FROM UNCONS. SUBS.	$27,103	$3,285

LPG Plant Sales (Bopd)	8,124	797
Average Realized Price ($/Bbl)	$45.07	$32.57

[1]	This financial information is presented at Noble Energy, Inc.’s net ownership interest in each of its unconsolidated subsidiaries. It is included for informational purposes only, as the company accounts for these investments using the equity method of accounting.